(d)(3)(i)

May 1, 2013

ING Money Market Portfolio

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Re:         Money Market Fund Expense Limitation Agreement for ING Money Market Portfolio

Ladies and Gentlemen:

In accordance with the Money Market Fund Expense Limitation Agreement between ING Investments, LLC (the “Investment Manager”), ING Investments Distributor, LLC (the “Distributor”), formerly, ING Funds Distributor, LLC, and ING Money Market Portfolio (the “Registrant”), dated October 16, 2009 (the “Money Market Fund Expense Limitation Agreement”), the Distributor and the Investment Manager have contractually agreed to waive a portion of their distribution and/or shareholder servicing fees and advisory fees, as applicable, and to reimburse certain expenses of the Registrant to the extent necessary to assist the Registrant in maintaining a yield of not less than zero. By our execution of this letter agreement, intending to be legally bound hereby, the Distributor and the Investment Manager agree, from May 1, 2013 through and including May 1, 2014, to waive a portion of their distribution and/or shareholder servicing fees and advisory fees, as applicable, and to reimburse certain expenses of the Registrant to the extent necessary to assist the Registrant in maintaining a yield of not less than zero. Upon your acceptance, the Money Market Fund Expense Limitation Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Money Market Fund Expense Limitation Agreement. The Amended Schedule A is attached hereto.

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Trustees of the Registrant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments Distributor, LLC ING Investments, LLC

May 1, 2013

Please indicate your agreement to this term extension by executing below in the place indicated. This letter agreement shall terminate upon termination of the Money Market Fund Expense Limitation Agreement.

ING Investments, LLC

By:	/s/ Todd Modic
Todd Modic Senior Vice President

ING Investments Distributor, LLC

By:	/s/ Michael J. Roland
Michael J. Roland Executive Vice President

Agreed and Accepted:

ING Money Market Portfolio

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson Senior Vice President

AMENDED SCHEDULE A

to the

MONEY MARKET FUND EXPENSE LIMITATION AGREEMENT

ING MONEY MARKET PORTFOLIO

OPERATING EXPENSE LIMITS

Name of Fund	Expiration of Term of Money Market Fund Expense Limitation Agreement
ING Money Market Portfolio	Term Expires May 1, 2014

/s/ HE

HE

Date Last Amended: May 1, 2013